 EXHIBIT 16.1

September 28, 2016

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re: WestMountain Company
        EIN: 26-1315305

Commissioners:

We have read the statements under Item 4.01 of the Current Report on Form 8-K of WestMountain Company to be filed with the Securities and Exchange Commission on or about September 28, 2016. We agree with all statements pertaining to us. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ MaloneBailey, LLP
MaloneBailey, LLP
Houston, Texas